UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                              (Amendment No   )

                                   PEAPOD
                              (Name of Issuer)

                                COMMON STOCK
                      (Title of Class of Securities)

                                 704718105
                               (CUSIP Number)



1. 	NAME OF REPORTING PERSON
    Nevis Capital Management, Inc

  	 SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	   52-1740975

2. 	CHECK THE APPROPRIATE LETTTER IF A MEMBER OF A GROUP:
   	(a)N/A
	   (b)N/A

4. 	CITIZENSHIP OR PLACE OF ORGANIZATION
   	Maryland

5. 	SOLE VOTING POWER:
   	1,863,500

6. 	SHARED VOTING POWER:
   	0

7. 	SOLE DISPOSITIVE POWER:
   	1,863,500

8. 	SHARED DISPOSITIVE POWER:
   	0

9. 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
   	1,863,500

10. 	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
     N/A

11. 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
    	10.7%

12. 	TYPE OF REPORTING PERSON:
    	IA


ITEM 1.
    (a) Name of Issuer:
        PEAPOD
	   (b) Address of Issuer's Principal Executive Offices:
		      9933 WOODS DRIVE, SKOKIE, IL 60077

ITEM 2.
    (a) Name of Person Filing:
        NEVIS CAPITAL MANAGEMENT, INC.
    (b) Address of Principal Business Office:
        1119 ST PAUL ST, BALTIMORE MD 21202
    (c) Citizenship:
        MARYLAND
    (d) Title of Class of Securities:
        COMMON STOCK
    (e) CUSIP Number:
        704718105

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (e) Investment Advisor registered under Section 203 of
         	    the Investment Advisors Act of 1940.   X

ITEM 4. Ownership
     (a) Amount Beneficially Owned:
         1,863,500
     (b) Percent of Class:
         10.7%
	    (c) Number of shares as to which such person has
        (i)   sole power to vote or to direct vote:
              1,863,500
        (ii)  shared power to vote or to direct the vote:
              0
		      (iii) sole power to dispose or to direct the disposition:
              1,863,500
		      (iv)  shared power to dispose or to direct the disposition:
		            0





                                  		Signature,
                                   	David R. Wilmerding, III - President
						                              April 26, 1999